                                                                       Exhibit 1
                                                                       ---------


THE PMI GROUP, INC. SAVINGS AND PROIT-SHARING PLAN

FINANCIAL STATEMENTS (MODIFIED CASH BASIS) AS OF AND
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999,
SUPPLEMENTAL SCHEDULE (MODIFIED CASH BASIS) AS OF
DECEMBER 31, 2000 AND REPORT OF INDEPENDENT AUDITORS

              The PMI Group, Inc. Savings and Profit-Sharing Plan

                  Financial Statements (Modified Cash Basis)
                           and Supplemental Schedule

                    Years ended December 31, 2000 and 1999


                               TABLE OF CONTENTS

Report of Independent Auditors............................................   1

Financial Statements (Modified Cash Basis)

  Statements of Net Assets Available for Benefits.........................   2
  Statements of Changes in Net Assets Available for Benefits..............   3
  Notes to Financial Statements...........................................   4

Supplemental Schedule

  Schedule H, Line 4i - Schedule of Assets Held for Investment Purposes
      at End of Year......................................................  10

                        Report of Independent Auditors

The Participants of The PMI Group, Inc. Savings and Profit-Sharing Plan and Board of Directors of The PMI Group, Inc.

We were engaged to audit the accompanying statements of net assets available for benefits (modified cash basis) of The PMI Group, Inc. Savings and Profit-Sharing Plan as of December 31, 2000, and the related statements of changes in net assets available for benefits (modified cash basis) for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Plan as of December 31, 1999, and for the year then ended were audited by other auditors whose report dated June 23, 2000, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 2, the financial statements and supplemental schedules were prepared on a modified cash basis of accounting, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States.

In our opinion, the 2000 financial statements referred to above present fairly, in all material respects, information regarding the Plan's net assets available for benefits (modified cash basis) as of December 31, 2000, and changes therein (modified cash basis) for the year then ended on the basis of accounting described in Note 2.

Our audit was performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule (modified cash basis) of assets held for investment purposes at end of year as of December 31, 2000, is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule (modified cash basis) has been subjected to the auditing procedures applied in our audit of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/ Ernst & Young LLP
Los Angeles, California
May 4, 2001

              The PMI Group, Inc. Savings and Profit-Sharing Plan

                Statements of Net Assets Available for Benefits
                             (Modified Cash Basis)



                                                                      December 31
                                                                 2000            1999
                                                              ---------------------------
Assets
Investments at fair value:
  Merrill Lynch Retirement Reserves                           $ 2,009,970     $ 2,527,331
  Barclays International Equity Fund                            1,204,867       1,646,712
  Barclays S&P Midcap Stock Fund                                6,301,866       5,119,026
  Barclays S&P 500 Stock Fund                                  12,243,355      13,963,702
  Barclays Lifepath Income Fund                                 1,927,787       2,285,327
  Barclays Lifepath 2010 Fund                                   3,509,698       4,483,232
  Barclays Lifepath 2020 Fund                                   1,645,176       2,041,365
  Barclays Lifepath 2030 Fund                                   1,661,597       1,811,553
  Barclays Lifepath 2040 Fund                                   1,147,921       1,350,250
  Barclays Money Market Fund                                            -          21,172
  Dreyfus Founders Growth Fund                                  1,570,318       1,740,850
  Templeton Foreign Fund                                          617,293         435,285
  PIMCO Total Return Class A Fund                               1,522,964       1,445,864
  Pilgrim Emerging Countries Fund                                 116,593               -
  Merrill Lynch Growth Fund Class D                               828,483               -
  Van Kampen American Value Fund                                  214,091               -
  Van Kampen Aggressive Growth Fund Class A                     1,558,548               -
  Davis New York Venture Fund Class A                             424,449               -
  PMI Stock Fund                                               11,056,278       6,166,869
  Participant loans                                             1,074,506       1,159,505
  Cash account                                                     23,859             245
                                                              ---------------------------
Net assets available for benefits                             $50,659,619     $46,198,288
                                                              ===========================

See accompanying notes.

              The PMI Group, Inc. Savings and Profit-Sharing Plan

          Statements of Changes in Net Assets Available for Benefits
                             (Modified Cash Basis)

                                                                Year ended December 31
                                                                 2000             1999
                                                             ----------------------------
Additions
Additions to net assets attributable to:
 Investment income:
   Net appreciation in fair value of investments             $   784,775      $ 7,018,632
   Interest and dividends                                      1,006,706          539,874
                                                             ----------------------------
 Total assets                                                  1,791,481        7,558,506

 Contributions:
   Employer                                                    2,325,526        1,862,110
   Participants                                                4,158,790        3,747,102
   Rollovers                                                     172,021          339,118
                                                             ----------------------------
 Total contributions                                           6,656,337        5,948,330
                                                             ----------------------------
Total additions                                                8,447,818       13,506,836

Deductions
Deductions from net assets attributable to:
 Participant withdrawals                                       3,986,487        2,613,802
                                                             ----------------------------
Net increase                                                   4,461,331       10,893,034

Net assets available for benefits:
 Beginning of year                                            46,198,288       35,305,254
                                                             ----------------------------
 End of year                                                 $50,659,619      $46,198,288
                                                             ============================

See accompanying notes.

                PMI Group, Inc. Savings and Profit-Sharing Plan

              Notes to Financial Statements (Modified Cash Basis)

                               December 31, 2000


1.   Description of the Plan

The following description of The PMI Group, Inc. Savings and Profit-Sharing Plan (the Plan) is provided for general information only. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

General

The Plan was established on April 1, 1995. The Plan is a defined contribution plan covering all full-time and regular part-time employees of The PMI Group, Inc. (the Company). The Plan is available to employees immediately after employment. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Plan is administered by the Company. The trustee of the Plan is Merrill Lynch Trust Company.

Contributions

The participants may contribute up to 17% of their annual compensation, as defined, not to exceed the ERISA limit of $10,500 for 2000 and $10,000 for 1999. The Company's cash contributions total 25% of each eligible participant's pre-tax contributions for the period, not to exceed 6% of each participant's eligible pay, with an additional discretionary stock contribution up to 75%, not to exceed 6% of each eligible participant's annual compensation. The additional discretionary stock contribution was up to 50% in 1999.

Contributions are invested, at the option of the participant, in any of the following investment funds:

Merrill Lynch Retirement Reserves - Amounts within this account are invested in a portfolio of medium to high quality fixed-income securities with short- to intermediate-term maturities (three to five years).

Barclays International Equity Fund - Amounts within this fund are invested in the stocks of established companies based in Europe, Australia and the Far East.

Barclays S&P Midcap Stock Fund - Amounts within this fund are invested in mid-sized companies which are expected to grow faster than larger, more established companies.

Barclays S&P 500 Stock Fund - Amounts within this fund are invested in companies to match the performance of the S&P 500.

Barclays Lifepath Funds - Amounts within these funds are invested in stocks, bonds and money market instruments.

Barclays Money Market Fund - Amounts within this fund are invested in high quality money market securities.

Dreyfus Founders Growth Fund - Amounts within this fund are invested in well established high quality growth stock funds, with some assets in foreign securities.

Templeton Foreign Fund - Amounts within this fund are invested in the stocks of established companies based mainly in Europe.

PIMCO Total Return Class A Fund - Amounts within this fund are invested in high quality money market and short-term securities.

Pilgrim Emerging Countries Fund - Amounts within this fund are invested in equity securities of issuers located in countries with emerging securities markets.

Merrill Lynch Growth Fund Class D - Amounts within this fund are invested in a diverse portfolio of equity securities of companies that have exhibited above-average growth rates in earnings.

Van Kampen American Value Fund - Amounts within this fund are invested in equity securities and interests of small- to medium-size U.S. companies thought to be relatively undervalued.

Van Kampen Aggressive Growth Fund Class A - Amounts within this fund are invested in common stocks and other equity securities believed to have above-average potential for capital growth.

Davis New York Venture Fund Class A - Amounts within this fund are invested in equity securities of companies with market capitalizations of at least $250 million.

PMI Stock Fund - Amounts within this fund are invested in common stock of the Company.

Cash Account - Amounts within this account represent cash held temporarily until allocated to a fund.

Participant Accounts

Each participant's account is credited with the participant's and Company's prescribed contributions and an allocation of Plan earnings. Allocations are based on participants' contributions or account balances, as defined in the Plan. The maximum annual addition (participant contributions plus employer match and excluding any appreciation/depreciation on the account) to each participant's account, as defined, may not exceed the lesser of 25% of the participant's compensation for the year or $30,000.

Vesting

Employer contributions, employee contributions and Plan earnings are fully vested to all participant accounts at all times.

Participant Withdrawals

Withdrawals from the Plan are available upon hardship in accordance with Plan provisions. Upon termination of employment, a participant may elect to receive a lump-sum benefit. Upon attaining age 59 1/2, participants may elect to receive either a lump-sum amount equal to their vested account balance or a portion paid in a lump sum with the remainder paid at a later date. At age 70 1/2, if no amount has been previously paid out, a participant may be required to take a partial withdrawal in accordance with Plan provisions.

Plan Termination

In the event of Plan termination, the full value of all participants' accounts would become fully vested and lump-sum distributions to participants would be made in accordance with the Plan. Although it has not expressed any intention to do so, the Company has the right under the Plan to suspend, terminate or completely discontinue contributions.

Participant Loans

The Plan allows participants to obtain loans in an amount not to exceed $50,000 or 50% of the participant's vested accrued benefit under the Plan. As of December 31, 2000, 166 loans bear interest at rates that range from 8.5% to 10.5% and were outstanding with maturities through January 2006. These loans are being repaid over one year to five years at the prime interest rate in effect on the date the loan was obtained plus 1%. The loans are fully collateralized by the participants' remaining vested account balance.

Plan Expenses

Plan expenses are paid by the Company.

2. Summary of Accounting Policies

Basis of Accounting

The financial statements of the Plan are prepared on the modified cash basis. Transactions are primarily recorded upon receipt and disbursement of cash, except for investments which are stated at current market value. Certain revenues and the related assets are recognized when received rather than when earned, and certain expenses are recognized when paid rather than when the obligation is incurred. Accordingly, the accompanying financial statements are not intended to be a presentation in conformity with accounting principles generally accepted in the United States.

Investments Valuation

Investments in mutual funds are stated at fair values, determined on the basis of quotations obtained from national securities exchanges or from the trustee. Investment transactions are recorded on the settlement date. Participant loans are valued at their outstanding balances, which approximate fair value.

Cost of Securities Sold

The cost of mutual fund shares sold, as used to calculate realized gains and losses on disposition of mutual fund shares, is determined using the average-cost basis.

Payment of Benefits

Distributions to participants are recorded when paid.

Accounting Estimates

The preparation of financial statements in conformity with the modified-cash basis of accounting requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.


Reclassifications

Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation.

3. Tax Status

The Internal Revenue Service has determined and informed the Company by a letter dated March 23, 1999, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). Although the Plan has been amended since receiving the determination letter, the Plan Administrator and the Plan's Tax Counsel believe that the Plan is designed and being operated in compliance with the applicable requirements of the IRC.

4. Investments

During 2000, the Plan's investments (including investments purchased, sold as well as held during the year) appreciated (depreciated) in fair value as determined by quoted market prices as follows:


                                                       Net Realized
                                                      and Unrealized
                                                     Appreciation in
                                                      Fair Value of
                                                       Investments
                                                      --------------
       Shares of mutual funds                        $    (2,644,647)
       Shares of PMI stock fund                            3,429,422
                                                     ---------------
                                                     $       784,775
                                                     ===============

The following schedule represents the number of units, value per unit, and fair value of the Plan's investments:


                                                                   Value Per           Fair
          As of December 31, 2000               Units                Unit             Value*
          ---------------------------------------------------------------------------------------
          Merrill Lynch Retirement
           Reserves Money Market
           Fund                              2,009,970.009            $ 1.00      $   2,009,970
          Barclays International Equity
           Fund                                 66,567.231             18.10          1,204,867
          Barclays S&P Midcap Stock
           Fund                                166,320.033             37.89          6,301,866**
          Barclays S&P 500 Stock Fund          237,182.399             51.62         12,243,355**
          Barclays Lifepath Income
           Fund                                120,411.459             16.01          1,927,787
          Barclays Lifepath 2010 Fund          182,987.404             19.18          3,509,698**
          Barclays Lifepath 2020 Fund           76,271.495             21.57          1,645,176
          Barclays Lifepath 2030 Fund           70,586.127             23.54          1,661,597
          Barclays Lifepath 2040 Fund           44,441.402             25.83          1,147,921
          Dreyfus Founders Growth
           Fund                                111,925.696             14.03          1,570,318
          Templeton Foreign Fund                59,699.502             10.34            617,293
          PIMCO Total Return Class A
           Fund                                146,579.823             10.39          1,522,964
          Pilgrim Emerging Countries
           Fund                                  7,783.270             14.98            116,593
          Merrill Lynch Growth Fund
           Class D                              37,285.474             22.22            828,483
          Van Kampen American Value
           Fund                                 11,052.720             19.37            214,091
          Van Kampen Aggressive Growth
           Fund Class A                         70,110.099             22.23          1,558,548
          Davis New York Venture Fund
           Class A                              14,768.593             28.74            424,449
          PMI Stock Fund                       503,702.871             21.95         11,056,278**

*    Calculated amount may differ from reported amount due to rounding.

** Investment that represents more than 5% of the Plan's net assets as of December 31, 2000.

              The PMI Group, Inc. Savings and Profit-Sharing Plan

                             Schedule H, Line 4i -
        Schedule of Assets Held for Investment Purposes at End of Year

                         Year ended December 31, 2000

                                        Description of Investment
                                         Including Maturity Date,
      Identity of Issue, Borrower,     Rate of Interest, Collateral,                     Current
        Lessor, or Similar Party          Par or Maturity Value          Cost             Value
----------------------------------------------------------------------------------------------------
Merrill Lynch Retirement Reserves*            2,009,970.009          $ 2,009,970      $ 2,009,970
Barclays International Equity Fund*              66,567.231            1,408,832        1,204,867
Barclays S&P Midcap Stock Fund*                 166,320.033            5,492,912        6,301,866
Barclays S&P 500 Stock Fund*                    237,182.399           13,448,101       12,243,355
Barclays Lifepath Income Fund*                  120,411.459            1,842,367        1,927,787
Barclays Lifepath 2010 Fund*                    182,987.404            3,471,749        3,509,698
Barclays Lifepath 2020 Fund*                     76,271.495            1,705,339        1,645,176
Barclays Lifepath 2030 Fund*                     70,586.127            1,759,921        1,661,597
Barclays Lifepath 2040 Fund*                     44,441.402            1,260,348        1,147,921
Dreyfus Founders Growth Fund*                   111,925.696            2,448,242        1,570,318
Templeton Foreign Fund*                          59,699.502              647,478          617,293
PIMCO Total Return Class A Fund*                146,579.823            1,456,273        1,522,964
Pilgrim Emerging Countries Fund*                  7,783.270              166,247          116,593
Merrill Lynch Growth Fund Class D*               57,285.474            1,020,088          828,483
Van Kampen American Value Fund*                  11,052.720              267,808          214,091
Van Kampen Aggressive Growth Fund
 Class A*                                        70,110.099            2,287,844        1,558,548
Davis New York Venture Fund
 Class A*                                        14,768.593              443,920          424,449
PMI Stock Fund*                                 503,702.871            7,531,676       11,056,278
Loans to participants (166 loans at
 8.5% to 10.5%)                                                                -        1,074,506
                                                                                      -----------
Total investments                                                                     $50,635,760
                                                                                      ===========

* Indicates party-in-interest to the Plan.